EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Third Quarter 2020 Results and Provides Guidance Update
Reconfirms 2020 Guidance and Provides 2021 Guidance
Increases Run Rate Production and Financial Guidance
Summary of Third Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$982	$1,476	$4,170	$4,930
Net income (loss)	$(67)	$110	$774	$727
Adjusted EBITDA[1]	$352	$543	$1,990	$1,741
LNG exported:
Number of cargoes	36	79	186	241
Volumes (TBtu)	126	280	656	856
LNG volumes loaded (TBtu)	122	277	656	855

Summary Guidance
2020 Full Year Distribution Guidance

2020
Distribution per Unit	$2.55	-	$2.65
2021 Full Year Distribution Guidance

2021
Distribution per Unit	$2.60	-	$2.70
Run Rate Guidance

	Previous Run Rate			Current Run Rate[2]
Distributable Cash Flow[1] per Unit	$3.70	-	$3.90	$3.75	-	$3.95
Production Capacity per Train[3] (mtpa)	4.8	-	4.9	4.9	-	5.1

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Run rate assumes full operations of six Trains.
3 Run rate average annual production capacity which includes expected impacts of planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities.
4 Total margins as used herein refers to total revenues less cost of sales.

Recent Highlights
Strategic
•In August 2020, Sabine Pass Liquefaction, LLC (“SPL”) entered into an agreement with certain Cheniere Energy, Inc. (“Cheniere”) subsidiaries to provide the ability, in limited circumstances, to fulfill commitments to LNG buyers in the event operational conditions impact operations at either the SPL Project (defined below) or Cheniere’s Corpus Christi liquefaction facility. The purchase price for such cargoes would be (i) 115% of the applicable natural gas feedstock purchase price or (ii) a free-on-board U.S. Gulf Coast LNG market price, whichever is greater.
Operational
•As of October 31, 2020, more than 1,075 cumulative LNG cargoes totaling approximately 75 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
•In August and September 2020, we coordinated with Cheniere’s Corpus Christi liquefaction facility and with our counterparties to fulfill all of our commercial obligations despite the operational impacts of Hurricane Laura, which included a temporary suspension of operations at the SPL Project.
Financial
•In July 2020, the board of directors of our general partner confirmed and approved that, following the distribution with respect to the three months ended June 30, 2020, the financial tests required for conversion of our subordinated units were met under the terms of the partnership agreement. Accordingly, effective August 17, 2020, the first business day following the payment of the distribution, all of our subordinated units were automatically converted into common units on a one-for-one basis and the subordination period was terminated.
Houston, Texas - November 6, 2020 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net loss of $67 million for the three months ended September 30, 2020, compared to net income of $110 million for the comparable 2019 period. The increase in net loss for the three months ended September 30, 2020 was primarily due to decreased total margins4, partially offset by decreased costs related to certain maintenance and related activities at the SPL Project which occurred in the 2019 period. Total margins decreased during the three months ended September 30, 2020 primarily due to the accelerated recognition of revenues in prior periods related to elections by our long-term SPA customers to not take delivery of LNG cargoes that were scheduled for delivery during the current period, partially offset by an increase in margins per MMBtu of LNG delivered to customers and recognized in income.
Cheniere Partners reported net income of $774 million for the nine months ended September 30, 2020, compared to $727 million for the comparable 2019 period. The increase in net income for the nine months ended September 30, 2020 was primarily due to increased total margins, partially offset by increases in interest expense, loss on modification or extinguishment of debt, and costs incurred in response to the COVID-19 pandemic. Total margins increased during the nine months ended September 30, 2020 primarily due to increased LNG revenues including both cargoes delivered to customers and cargoes for which customers notified us that they would not take delivery, primarily as a result of an additional Train in operation and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by an increase in net losses from changes in fair value of commodity derivatives.
Margins per MMBtu of LNG delivered to customers and recognized in income increased during the three and nine months ended September 30, 2020 primarily due to a higher proportion of total volumes sold under higher-margin long-term contracts.
Adjusted EBITDA1 was $352 million for the three months ended September 30, 2020, compared to $543 million for the comparable 2019 period. The decrease in Adjusted EBITDA during the three months ended September 30, 2020 was primarily due to a decrease in total margins as detailed above, partially offset by decreased costs related to certain maintenance and related activities at the SPL Project which occurred in the 2019 period.
Adjusted EBITDA was $1.99 billion for the nine months ended September 30, 2020, compared to $1.74 billion for the comparable 2019 period. The increase in Adjusted EBITDA during the nine months ended September 30, 2020 was primarily due to increased LNG revenues including both cargoes delivered to customers and cargoes for which customers notified us that they would not take delivery, primarily as a result of an additional Train in operation and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income as detailed above, partially offset by costs incurred in response to the COVID-19 pandemic.
During the three and nine months ended September 30, 2020, we recognized $109 million and $513 million, respectively, in revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery, of which $21 million would have otherwise been recognized subsequent to September 30, 2020, if the cargoes were lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended September 30, 2020 excluded $244 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers, as these revenues were recognized during the three months ended June 30, 2020. Excluding the impact of cargo cancellations related to periods subsequent to September 30, 2020 and those received in prior periods for the current periods, our total revenues would have been $1.21 billion and $4.15 billion for the three and nine months ended September 30, 2020, respectively.
During the three and nine months ended September 30, 2020, 36 and 186 LNG cargoes, respectively, were exported from the SPL Project and recognized in income. Additionally, during the three and nine months ended September 30, 2020, SPL recognized in income three cargoes totaling approximately 11 TBtu of LNG which were procured from Cheniere’s Corpus Christi liquefaction facility due to the operational impact of Hurricane Laura.

Cargo Cancellation Revenue Summary

The following table summarizes the timing impacts of revenue recognition related to cargoes for which customers elected to not take delivery on our revenues for the three and nine months ended September 30, 2020 (in millions):

	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020
Total revenues	$982	$4,170
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	244	—
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	(21)	(21)
Total revenues excluding the timing impact of cargo cancellations	$1,205	$4,149

Liquefaction Project Update

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage (1)	70.9% (2)
Expected Substantial Completion	2H 2022
Note: Project update excludes Trains in operation
(1) Project completion percentage as of September 30, 2020
(2) Engineering 97.8% complete, procurement 98.2% complete, and construction 34.6% complete

SPL Project
We operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
Distributions to Unitholders
We will pay a cash distribution of $0.650 per common unit to unitholders of record as of November 6, 2020 and the related general partner distribution on November 13, 2020.

Investor Conference Call and Webcast
Cheniere will host a conference call to discuss its financial and operating results for the third quarter 2020 on Friday, November 6, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners is developing, constructing and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners is currently operating five natural gas liquefaction Trains and is constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass terminal. The Sabine Pass LNG terminal has operational regasification facilities that include five LNG storage tanks, two marine berths and vaporizers and an additional marine berth that is under construction. Cheniere Partners also owns the Creole Trail Pipeline, a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
LNG revenues	$807	$1,140	$3,588	$3,678
LNG revenues—affiliate	103	257	352	1,017
Regasification revenues	67	66	202	199
Other revenues	5	13	28	36
Total revenues	982	1,476	4,170	4,930

Operating costs and expenses
Cost of sales (excluding items shown separately below)	454	742	1,551	2,501
Cost of sales—affiliate	33	6	38	6
Operating and maintenance expense	146	172	463	472
Operating and maintenance expense—affiliate	34	34	115	100
General and administrative expense	2	3	12	9
General and administrative expense—affiliate	24	34	73	82
Depreciation and amortization expense	137	138	413	390
Impairment expense and loss on disposal of assets	—	1	5	6
Total operating costs and expenses	830	1,130	2,670	3,566

Income from operations	152	346	1,500	1,364

Other income (expense)
Interest expense, net of capitalized interest	(221)	(231)	(691)	(648)
Loss on modification or extinguishment of debt	—	(13)	(43)	(13)
Other income, net	2	8	8	24
Total other expense	(219)	(236)	(726)	(637)

Net income (loss)	$(67)	$110	$774	$727

Basic and diluted net income (loss) per common unit	$(0.08)	$0.19	$1.55	$1.38

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	414.8	348.6	370.9	348.6

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,254	$1,781
Restricted cash	157	181
Accounts and other receivables, net	204	297
Accounts receivable—affiliate	82	105
Advances to affiliate	120	158
Inventory	113	116
Derivative assets	14	17
Other current assets	117	51
Other current assets—affiliate	—	1
Total current assets	2,061	2,707

Property, plant and equipment, net	16,666	16,368
Operating lease assets, net	100	94
Debt issuance costs, net	18	15
Non-current derivative assets	30	32
Other non-current assets, net	155	168
Total assets	$19,030	$19,384

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$17	$40
Accrued liabilities	564	709
Accrued liabilities—related party	2	—
Due to affiliates	42	46
Deferred revenue	179	155
Deferred revenue—affiliate	—	1
Current operating lease liabilities	7	6
Derivative liabilities	31	9
Total current liabilities	842	966

Long-term debt, net	17,573	17,579
Non-current operating lease liabilities	92	87
Non-current derivative liabilities	25	16
Other non-current liabilities	2	1
Other non-current liabilities—affiliate	18	20

Partners’ equity
Common unitholders’ interest (484.0 million and 348.6 million units issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	627	1,792
Subordinated unitholders’ interest (zero and 135.4 million units issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	—	(996)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at September 30, 2020 and December 31, 2019)	(149)	(81)
Total partners’ equity	478	715
Total liabilities and partners’ equity	$19,030	$19,384

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income (loss) before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives, impairment expense and loss on disposal of assets, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Distributable Cash Flow is defined as Adjusted EBITDA adjusted for taxes, maintenance capital expenditures, interest expense net of capitalized interest, interest income, and changes in the fair value and non-recurring settlement of interest rate derivatives.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common unit distributions, unit repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2020 and 2019 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$(67)	$110	$774	$727
Interest expense, net of capitalized interest	221	231	691	648
Loss on modification or extinguishment of debt	—	13	43	13
Other income, net	(2)	(8)	(8)	(24)
Income from operations	$152	$346	$1,500	$1,364
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	137	138	413	390
Loss (gain) from changes in fair value of commodity derivatives, net	62	58	36	(19)
Impairment expense and loss on disposal of assets	—	1	5	6
Incremental costs associated with COVID-19 response	1	—	36	—
Adjusted EBITDA	$352	$543	$1,990	$1,741

We have not made any forecast of net income on a run rate basis, which would be the most directly comparable financial measure under GAAP, in part because net income includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run rate Distributable Cash Flow and income.

Contacts
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491